UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 3, 2005

CELERITEK, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA State or other jurisdiction of incorporation)	0-23576 (Commission File Number)	77-0057484 (IRS Employer Identification No.)

3236 Scott Boulevard
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

(408) 986-5060
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On June 3, 2005, Celeritek, Inc. (“Celeritek”) completed the sale of substantially all of its assets to Mimix Broadband, Inc. (“Mimix”). The purchase price was $2.8M in cash plus the assumption by Mimix of approximately $6 million in liabilities of Celeritek. Assets excluded from the transaction included Celeritek’s cash, cash-equivalents and certain other non-operating assets. The $2.8 million purchase price is subject to an adjustment based on Celeritek’s working capital at closing, and $300,000 of the purchase price is being held in escrow for six months to satisfy any indemnification claims by Mimix.

     On June 3, 2005, Celeritek issued a press release to announce the closing of the transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     In connection with the closing of the sale of assets to Mimix, the employment of Tamer Husseini, Celeritek’s President, Chief Executive Officer and Chairman, and Margaret Smith, Celeritek’s Vice President, Finance, and Chief Financial Officer, will be terminated at the close of business on June 3, 2005.

Item 8.01 Other Events.

     Celeritek announced on June 3, 2005 that its board of directors has declared an extraordinary cash dividend on its common stock of $0.62 per share, or approximately $8.4 million in the aggregate, payable on June 24, 2005, to shareholders of record on June 10, 2005.

     A copy of the press release containing such announcement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description
99.1	Press Release dated June 3, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERITEK, INC.
By:	/s/ Margaret E. Smith
Margaret E. Smith
Vice President, Finance and Chief Financial Officer

Date: June 3, 2005

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release dated June 3, 2005